THE SECURITIES REPRESENTED BY THIS BOND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (I) UPON EFFECTIVE REGISTRATION OF THE SECURITIES UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS COVERING SUCH SECURITIES, OR (II) UPON ACCEPTANCE BY THE COMPANY OF AN OPINION OF COUNSEL IN SUCH FORM AND BY SUCH COUNSEL, OR OTHER DOCUMENTATION, AS IS SATISFACTORY TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

TRANSFER OF THIS BOND REQUIRES CONSENT FROM THE COMPANY AND ANY TRANSFER TO THE CONTRARY IS VOID AB INITIO.

FORM OF BOND

$____________Dated: _____________

FOR VALUE RECEIVED, the undersigned, PIC Diversification Fund, LLC, a Wyoming limited liability company (the “Company”), promises to pay to the order of ____________________________ (together with its successors and assigns, the “Holder”) the principal sum of ______________________ ($__________ ) (“Principal Sum”), together with interest at the rate specified below. This Bond (the “Bond”) is being issued pursuant to the terms of the Bond Purchase Agreement by and between the Company and the Holder. All capitalized terms used but not otherwise defined herein shall have the same meaning as in the Bond Purchase Agreement between the Company and Holder (the “Bond Purchase Agreement”).

2. Payment.

(a) Calculation; Payment of Interest. Interest shall be due and payable at Maturity (below defined) at the fixed interest rate of  seven percent (7%) per annum, calculated from the day following the date that the Holder’s subscription to purchase this Bond was accepted by the Company through the Repayment Date, defined below. Interest shall be computed on the basis of a year consisting of three hundred sixty-five (365) days based on the actual number of days elapsed. Interest will compound daily. Such calculations shall be made in the Company’s sole discretion.

(b) Redemption by Company; Repayment at Holder’s Demand.

(i) Redemption by Company. This Bond, or any portion hereof, may be prepaid at any time, and from time-to-time, without penalty or premium.

(ii) Repayment at Holder’s Demand. Following the issuance date of this Bond, the Holder shall have the right to cause the Company to repay all of the unpaid Principal Sum (the “Outstanding Principal Balance”) and all accrued but unpaid interest by providing thirty (30) days prior written notice to Company made in accordance with the notice provisions under the Bond Purchase Agreement. The Outstanding Principal Balance plus any accrued but unpaid interest will be calculated up to but not including the date the notice sent by Holder is received by the Company (the “Repayment Date”). Interest shall cease accruing on the Bond on the Repayment Date. The Outstanding Principal Balance together with interest through the Repayment Date shall be paid to Holder within thirty (30) days following the Repayment Date (“Maturity”). Payments may be made by ACH transfer if set-up through the Pic Site or by check mailed to the address provided by Holder in accordance with the Bond Purchase Agreement.

3. Unsecured. This Bond is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of Company of any type, and is a general unsecured obligation of the Company.

4. Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): (i) the Company shall fail to pay as and when due in accordance with the terms hereof any Outstanding Principal Balance or accrued but unpaid interest on this Bond, and such failure shall continue for ninety (90) business days; (ii) the Company shall breach a material covenant of this Bond and such breach continues for ninety (90) days from receipt of written notice of the breach from Holder, or (iii) the Company shall file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding), have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets and such appointment is not dismissed or stayed within sixty (60) days, have an involuntary petition filed against it under any bankruptcy or insolvency law and such petition is not dismissed within sixty (60) days, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Holder may, by written notice to the Company, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Bond and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. Notwithstanding the foregoing, if any event described in clause (iii) above shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

5. Binding Effect; Assignment. This Bond shall be binding upon the Company and its successors and inure to the benefit of the Holder and its successors and assigns. This Bond and the rights of Holder hereunder may not be assigned or transferred without the consent of Company, and any such assignment or transfer without the Company’s consent shall be null and void ab initio. The obligations of the Company under this Bond may not be delegated to or assumed by any other party (other than a successor to the Company by merger, consolidation, or sale of all or substantially all of the Company’s assets), and any such purported delegation or assumption shall be null and void.

6. Miscellaneous.

(a) Both the Outstanding Principal Balance and interest are payable in lawful money of the United States of America. If any payment due hereunder does not fall on a business day, such payment shall be payable on the next succeeding business day.

(b) The Company waives presentment, demand, protest and notice of dishonor and nonpayment, except as otherwise expressly provided herein.

(c) No delay on the part of the Holder in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Holder be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Bond shall be effective unless in writing, duly signed by the party to be charged.

(d) This Bond shall not be modified except (i) by a writing signed by both the Company and the Holder or (ii) upon the written agreement of the Company and the written consent or vote of holders holding a majority of the outstanding principal amount of Bonds purchased by investors pursuant to the Company’s Offering Circular.

(e) This Bond is subject to the express condition that at no time shall Company be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Bond, Company is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the interest due hereunder, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Bond until payment in full so that the rate or amount of interest on account of the debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the debt for so long as the debt is outstanding.  Notwithstanding anything to the contrary contained herein, it is not the intention of Holder to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

(f) This Bond and the related Bond Purchase Agreement embody the final, entire agreement of Company and Holder and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of Company and Holder.  There are no oral agreements between Company and Holder.

(g) This Bond shall be governed by and construed in accordance with the internal laws of the State of Wyoming, without giving effect to principles of conflict of laws. Any dispute between the Company and Holder relating to this Bond is subject to the dispute resolution provisions of the Bond Purchase Agreement.

IN WITNESS WHEREOF, the Company has caused this Bond to be duly executed as of the date first above written.

PIC DIVERSIFICATION FUND, LLC

By:

Name:

Title: